Exhibit 5.1

May 1, 2017

Savara Inc.

900 Capital of Texas Highway, Las Cimas IV, Suite 150

Austin, Texas 78746

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance from time to time by Savara Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of no more than $18,000,000 (the “Shares”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-202960) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated August 19, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated May 1, 2017 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The offering and sale of the Shares are being made pursuant to the Common Stock Sales Agreement (the “Sales Agreement”), dated as of April 28, 2017, by and between the Company and H.C. Wainwright & Co., LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about May 1, 2017, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation